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                                                                    EXHIBIT 12.1

                               ATHEROGENICS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                                  THREE MONTHS ENDED
                                                                                                                      MARCH 31,
                                            2000           2001           2002           2003           2004            2005
                                        ------------   ------------   ------------   ------------   ------------  ------------------
EARNINGS:
Net loss                                $(13,949,522)  $(17,639,583)  $(27,965,507)  $(53,287,821)  $(69,589,232)    $(18,631,557)
Add: Fixed charges                            36,555         21,534         50,689      1,954,402      5,192,894        2,103,573
Less: Capitalized interest                        --             --             --             --             --               --
                                        ------------   ------------   ------------   ------------   ------------     ------------
Earnings                                $(13,912,967)  $(17,618,049)  $(27,914,818)  $(51,333,419)  $(64,396,338)    $(16,527,984)
                                        ============   ============   ============   ============   ============     ============

FIXED CHARGES:
Interest expense                        $     36,555   $     21,534   $     50,689   $  1,954,402   $  5,192,894     $  2,103,573
Debt discount on note obligation                  --             --             --             --             --               --
                                        ------------   ------------   ------------   ------------   ------------     ------------
Fixed charges                           $     36,555   $     21,534   $     50,689   $  1,954,402   $  5,192,894     $  2,103,573
                                        ============   ============   ============   ============   ============     ============
Deficiency of earnings available to
   cover fixed charges                  $(13,949,522)  $(17,639,583)  $(27,965,507)  $(53,287,821)  $(69,589,232)    $(18,631,557)
                                        ============   ============   ============   ============   ============     ============
Ratio of earnings to fixed charges (1)            --             --             --             --             --               --
                                        ============   ============   ============   ============   ============     ============

----------

1. Fixed charges do not include estimates for interest within rental expense, which was not considered material for any period presented.